Exhibit 99.1

Outset Medical Appoints Global Consumer Brand Builder Andrea Saia to Board of Directors

SAN JOSE, Calif. – March 24, 2021 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), the medical technology company that pioneered the Tablo Hemodialysis System, a first-of-its-kind device to reduce the cost and complexity of dialysis, is strengthening its consumer focus with the appointment of Andrea Saia to its board of directors. Saia’s background in building iconic global brands will help Outset’s efforts to grow the home dialysis market and empower patients to take better charge of their health. A recognized global business leader, Saia is known for building world-class brands with innovative technologies that reshape industries and improve the health and well-being of consumers.

Saia currently serves on the board of Align Technology, a $40B medical technology company pioneering solutions for orthodontics and dentistry through manufacturing 3D digital scanners and the Invisalign clear aligners. She also is on the board of LivaNova PLC, a $4B global technology company creating breakthrough treatments for many conditions such as cardiovascular diseases, epilepsy and other neurological disorders.

“Andrea’s extensive knowledge in both the medtech and consumer products spaces align with our vision to create a highly differentiated experience in the home for dialysis patients,” said Outset Medical CEO Leslie Trigg. “She brings a deep understanding of the consumer health landscape that will be invaluable as we expand our home dialysis footprint, and continue to invest in a rich, multi-faceted data ecosystem designed to empower dialysis patients.”

An accomplished business leader, Saia has focused her 40-year career building leading global brands in the consumer products and medical technology businesses, including Novartis, Unilever, Revlon and Procter & Gamble. Previously Saia was Global Head of Vision Care of Alcon and CEO/President of CIBAVision, a Novartis Company. She also previously served on the Board of Directors of Coca-Cola Enterprises.

“Throughout my career, I’ve worked with technologically driven companies dedicated to developing new solutions that significantly improve the health and well-being of consumers, and this is where I hope to have an impact at Outset,” said Saia. “There appears to be a serious lack of new and better treatment options for those with kidney disease. This is the sizable opportunity gap I see Outset Medical’s home dialysis solution, Tablo, filling with its pioneering technology that improves outcomes and reduces the cost and complexity of care.”

Outset Medical also announced today that Ali Osman, senior vice president at Mubadala Investment Company, has stepped off the board.

“Ali has been a valuable member of our board as we’ve scaled the company’s growth over the last year,” added Trigg. “His manufacturing and technology operations expertise have advanced our success and we are grateful for his involvement.”

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.